AMENDMENT TO

         INVESTMENT SUB-ADVISORY AGREEMENT BETWEEN CURIAN CAPITAL, LLC,

        VAN ECK ASSOCIATES CORPORATION, AND CURIAN VARIABLE SERIES TRUST

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      This  AMENDMENT  is made by and among  CURIAN  CAPITAL,  LLC,  a  Michigan limited liability company and registered investment adviser ("Adviser"), VAN ECK ASSOCIATES CORPORATION, a Delaware corporation registered as an investment adviser with the Securities and Exchange Commission ("Sub-Adviser"), and CURIAN VARIABLE SERIES TRUST, a Massachusetts business trust ("Trust").

      WHEREAS, the Adviser, Sub-Adviser, and Trust entered into an Investment Sub-Advisory Agreement dated as of July 5, 2012, effective September 10, 2012 ("Agreement"), whereby Adviser appointed Sub-Adviser to provide certain sub-investment advisory services to certain investment portfolios of the Trust as provided on Schedule A of the Agreement ("the "Funds").

      WHEREAS,  pursuant  to the  Agreement,  the  parties  have agreed to amend
Section 8, entitled "COMPENSATION," of the Agreement to correct language which outlines the party responsible for paying the sub-advisory fees to the Sub-Adviser.

      NOW THEREFORE, in consideration of the mutual covenants herein contained, the parties hereby agree to amend the Agreement as follows:

The first Paragraph of Section 8 only is deleted, and replaced with the following:

8. COMPENSATION. For the services provided and the expenses assumed pursuant to this Agreement, the Adviser will pay the Sub-Adviser, and the Sub-Adviser agrees to accept as full compensation therefore, a sub-advisory fee accrued daily and payable monthly on the average daily net assets in the Funds in accordance with Schedule B hereto.

      IN WITNESS WHEREOF, the Adviser, Sub-Adviser and Trust have caused this Amendment to be executed as of February 28, 2013, effective as of February 5, 2013.

CURIAN CAPITAL, LLC                       VAN ECK ASSOCIATES CORPORATION

By: /s/ Michael A. Bell                   By: /s/ Joseph J. McBrien
    -----------------------------------       ----------------------------------

Name: Michael A. Bell                     Name: Joseph J. McBrien
      ---------------------------------         --------------------------------

Title: President and Chief Executive      Title: Senior Vice President and
       Officer                                   General Counsel
       --------------------------------          -------------------------------

CURIAN VARIABLE SERIES TRUST

By: /s/  Emily J. Eibergen
    -----------------------------------

Name: Emily J. Eibergen
      ---------------------------------

Title: Assistant Secretary
       --------------------------------